EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

Contacts:

Stacey Sullivan Calbert, Media Relations

Marie Perry, Investor Relations

(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL REPORTS INCREASE IN THIRD QUARTER

FISCAL 2009 EPS

DALLAS (April 21, 2009) — Brinker International, Inc. (NYSE: EAT) announced third quarter fiscal 2009 earnings per diluted share of $0.45 compared to $0.33 for the third quarter of fiscal 2008, before special items and excluding Romano’s Macaroni Grill (reconciliation included in Table 2). On a GAAP basis, earnings per diluted share increased to $0.34 from a loss per diluted share of $0.38 for the third quarter in the prior year.

“We are focused on delivering flavorful food at a great value with outstanding hospitality for our guests. The combination of a commitment to our guests and disciplined restaurant management resulted in margin improvement in the third quarter and will enable our continued success over the long-term,” stated Doug Brooks, Chairman and CEO.

In the second quarter of fiscal 2009, the company completed the sale of Macaroni Grill while retaining a minority ownership interest.  The information presented below includes Macaroni Grill unless otherwise noted.

Quarterly Revenues

Brinker reported revenues for the 13-week period of $857.4 million, a decrease of 20.4 percent compared with $1,077.2 million reported for the same period of fiscal 2008. The company experienced a 5.6 percent decrease in comparable restaurant sales (see Table 1) in the third quarter of fiscal 2009 due to decreases across all brands.  Revenues were also negatively impacted by a net decline in capacity of 17.7 percent due to 47 restaurant closures (3 of which were Macaroni Grills) and the sale of 198 restaurants since the third quarter of fiscal 2008 (189 of which were Macaroni Grills).

Table 1: Q3 comparable restaurant sales

Q3 09 and Q3 08, company and three reported brands; percentage

	Q3 09 Comparable Sales	Q3 08 Comparable Sales	Q3 09 Pricing Impact	Q3 09 Mix-Shift
Brinker International (1)	(5.6)	1.1	3.5	0.6
Chili’s	(5.2)	1.6	3.7	0.7
On The Border	(5.0)	(1.8)	3.3	2.2
Maggiano’s	(9.5)	(0.4)	1.7	(2.0)

(1) Brinker International comparable restaurant sales exclude the impact of Macaroni Grill.

Quarterly Operating Performance

Operating margins for the third quarter of fiscal 2009 were positively impacted by a disciplined focus on cost of sales, labor productivity and fixed costs, which helped offset the impact of the current sales environment.  Efforts to reduce waste and update menus to reflect the guests’ current focus on value resulted in improvements in cost of sales.  In addition, Brinker’s shift in emphasis from company-owned new restaurant development to the operations of existing restaurants led to lower pre-opening expenses as well as improved operational efficiency and lower labor costs through a reduction in turnover.  The company believes these changes along with the closure of underperforming restaurants will allow margin improvements to be sustainable in the future.

Cost of sales, as a percent of revenues, decreased from 28.9 percent in the prior year to 27.9 percent in the third quarter of fiscal 2009.  During the quarter, efficiency improvements, menu item changes at Chili’s and On The Border and favorable menu price changes more than offset the negative impact of unfavorable commodity prices primarily related to chicken, beef, cooking oil and sauces.

Restaurant expenses, as a percent of revenues, decreased to 54.6 percent from 56.8 percent in the prior year primarily due to lower labor costs and pre-opening expenses.

Depreciation and amortization remained essentially flat on a dollar basis compared to the prior year.

General and administrative expense decreased $5.0 million for the quarter due to reduced salary expense from lower headcount and income related to transitional services provided to Macaroni Grill that offsets the internal cost of providing the services.

Other gains and charges resulted in $17.9 million of charges in the third quarter of fiscal 2009 primarily due to $10.2 million of lease termination charges related to the closure of certain underperforming restaurants and $5.4 million of severance costs.

Interest expense decreased $3.3 million due to lower interest rates and lower average borrowings as compared to the same quarter last year.

The effective income tax rate changed from a benefit of 44.7 percent in the third quarter of fiscal 2008 to a provision of 28.9 percent in the current quarter primarily due to the tax effects of the impairment of Macaroni Grill assets in the prior year.

Special Items

Table 2: Reconciliation of net income (loss), before special items (1)

Q3 09 and Q3 08; $ millions and $ per diluted share after-tax

Item	Q3 09	EPS Q3 09	Q3 08	EPS Q3 08
Net Income (Loss)	35.0	0.34	(38.8)	(0.38)
Other (Gains) and Charges	11.2	0.11	83.6	0.82
Net Income before Special Items	46.2	0.45	44.8	0.44
Macaroni Grill before Special Items	—	—	(11.1)	(0.11)
Adjusted Net Income before Special Items and Macaroni Grill	46.2	0.45	33.7	0.33

(1)               The company believes excluding other gains and charges and Macaroni Grill from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Cash Flow and Capital Allocation

For the first nine months of fiscal 2009, cash flow from operations was $184.5 million and capital expenditures totaled $74.6 million.  In February 2009, the company entered into a $215 million unsecured, three-year revolving credit facility replacing its existing facility that was set to expire in October 2009.  Payments of $59.3 million were made on the revolving credit facility during the third quarter of fiscal 2009 resulting in fiscal year to date debt reductions of $123.3 million.  Subsequent to the end of the third quarter, the remaining $30.7 million balance on the revolving credit facility was paid down to zero.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CST today (April 21).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on May 19, 2009.

Additional financial information, including reconciliation details and debt covenant information, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•                  Third Quarter SEC Form 10-Q filing on or before May 4, 2009; and

•                  Fourth quarter earnings release, before market opens, on Aug. 6, 2009.

At the end of the third quarter of fiscal quarter 2009, Brinker International either owned, operated, or franchised 1,679 restaurants under the names Chili’s Grill & Bar (1,478 restaurants), On The Border Mexican Grill & Cantina (156 restaurants) and Maggiano’s Little Italy (45 restaurants).  Brinker also holds a minority investment in Romano’s Macaroni Grill.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 25,	March 26,	March 25,	March 26,
	2009	2008	2009	2008

Revenues	$857,378	$1,077,183	$2,791,210	$3,161,654
Operating Costs and Expenses:
Cost of sales	238,946	311,152	785,914	894,229
Restaurant expenses	468,238	611,901	1,598,061	1,798,346
Depreciation and amortization	39,858	39,958	121,661	123,954
General and administrative	36,664	41,663	115,516	126,110
Other gains and charges (a)	17,862	133,235	107,964	125,483

Total operating costs and expenses	801,568	1,137,909	2,729,116	3,068,122

Operating income (loss)	55,810	(60,726)	62,094	93,532

Interest expense	7,452	10,800	27,444	36,191
Other, net	(852)	(1,368)	(2,417)	(3,470)

Income (loss) before tax expense (benefit)	49,210	(70,158)	37,067	60,811

Income tax expense (benefit)	14,207	(31,340)	47	7,549

Net income (loss)	$35,003	$(38,818)	$37,020	$53,262

Basic net income (loss) per share	$0.34	$(0.38)	$0.36	$0.51

Diluted net income (loss) per share (b)	$0.34	$(0.38)	$0.36	$0.50

Basic weighted average shares outstanding	101,882	101,175	101,784	103,713

Diluted weighted average shares outstanding	102,752	102,377	102,598	105,624

(a)          Current year other gains and charges in the third quarter primarily includes lease termination charges of $10.2 million and severance costs of $5.4 million.  In the first six months of fiscal 2009, other gains and charges consisted primarily of long-lived asset impairments of $44.2 million related to the decision to close 35 underperforming restaurants, a loss on the sale of Macaroni Grill of $43.3 million and lease termination costs of $2.0 million.

Prior year other gains and charges in the third quarter primarily includes charges of $73.1 million related to the write-down of Macaroni Grill assets to estimated fair value less costs to sell, $31.9 million related to restaurant closures and impairments of long-lived assets, $12.5 million related to asset write-offs resulting from the company’s reduced development schedule, $7.7 million of lease termination charges and $7.0 million of severance costs.  In the first six months of fiscal 2008, other gains and charges consisted primarily of $29.2 million gain on the sale of 76 restaurants to a franchisee, $9.7 million of charges related to restaurant closures and impairments of long-lived assets and $9.2 million of charges related to the expected sale of Macaroni Grill.

(b)          Due to the net loss in third quarter of fiscal 2008, basic weighted average shares outstanding were used in the diluted earnings per share calculation.  Using actual diluted shares would result in anti-dilution of earnings per share.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 25,	June 25,
	2009	2008
	(Unaudited)
ASSETS
Current assets	$318,313	$320,173
Assets held for sale	—	135,850
Net property and equipment (a)	1,442,299	1,529,715
Total other assets	242,191	207,384
Total assets	$2,002,803	$2,193,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$442,470	$506,443
Liabilities associated with assets held for sale	—	18,408
Debt, including current installments	780,300	903,577
Other liabilities	172,540	169,605
Total shareholders’ equity	607,493	595,089
Total liabilities and shareholders’ equity	$2,002,803	$2,193,122

(a)           At March 25, 2009, the company owned the land and buildings for 224 of the 1,032 company-owned restaurants.  The net book values of the land and buildings associated with these restaurants totaled $179.9 million and $183.8 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants	Third Quarter Openings/Acquisitions	Third Quarter Closings/Sales	Total Restaurants	Projected Openings Fiscal
	Dec. 24, 2008	Fiscal 2009	Fiscal 2009	Mar. 25, 2009	2009

Company-Owned Restaurants:
Chili’s	885	1	(27)	859	8-9
On The Border	129	—	(7)	122	—
Maggiano’s	43	1	—	44	2
International(a)	7	—	—	7	2
	1,064	2	(34)	1,032	12-13

Franchise Restaurants:
Chili’s	427	3	—	430	25-28
On The Border	31	—	(3)	28	5-7
International(a)	182	8	(1)	189	46-49
	640	11	(4)	647	76-84

Total Restaurants:
Chili’s	1,312	4	(27)	1,289	33-37
On The Border	160	—	(10)	150	5-7
Maggiano’s	43	1	—	44	2
International	189	8	(1)	196	48-51
	1,704	13	(38)	1679	88-97

(a)          At the end of third quarter fiscal year 2009, international company-owned restaurants by brand were six Chili’s and one Maggiano’s.  International franchise restaurants by brand were 183 Chili’s and six On The Border’s.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240